Exhibit 10.20

BUNGE LIMITED

2009 EQUITY INCENTIVE PLAN

FORM OF AWARD AGREEMENT

- Notice of Nonqualified Stock Option Grant -

Effective as of [                          ] (the “Date of Grant”), you (the “Participant”) are awarded a nonqualified stock option to purchase the number of Shares at the exercise price set forth in your account (the “Nonqualified Stock Option”) under the Bunge Limited 2009 Equity Incentive Plan (the “Plan”), subject to the terms and conditions of the Plan and this Award Agreement (this “Award Agreement”).  This Award Agreement consists of this Notice of Nonqualified Stock Option Grant (the “Grant Notice”) and the attached Terms and Conditions Applicable to Nonqualified Stock Options (the “Terms and Conditions”).  Defined terms not explicitly defined in this Award Agreement but defined in the Plan shall have the same definitions as in the Plan.

The Participant and Bunge Limited, a company incorporated under the laws of Bermuda, and any successor thereto (“Bunge” or the “Company”), agree that this Award is granted under and subject to the terms and conditions of the Plan and this Award Agreement, and that this Award is granted for no consideration other than the Participant’s services.  The Participant acknowledges that he or she has reviewed the Plan and this Award Agreement in their entirety, understands the terms and conditions of the Plan and this Award Agreement, and has had an opportunity to obtain the advice of counsel and a qualified tax advisor prior to accepting this Award.  The Participant hereby agrees to comply with the terms and conditions of the Plan and this Award Agreement and accepts as binding, conclusive and final all decisions or interpretations of the Committee upon any questions relating to the Plan and this Award Agreement.

The Participant understands that the Award and all other awards under the Plan are made in the  sole discretion of the Company and that no right to receive the Award or any other awards under the Plan exists absent a written agreement with the Company to the contrary.

BUNGE LIMITED

2009 EQUITY INCENTIVE PLAN

FORM OF AWARD AGREEMENT

- Terms and Conditions Applicable to Nonqualified Stock Options -

1.             Grant.  Subject to the terms and conditions of the Plan and this Award Agreement, the Company has elected to grant the Participant the Nonqualified Stock Option as of the Date of Grant.  Each Nonqualified Stock Option shall entitle the Participant to receive one Share, subject to the Participant’s satisfaction of the terms and conditions of the Plan and this Award Agreement.

2.             Vesting.  The Participant may exercise the Nonqualified Stock Option only with respect to the portion thereof that has vested.  Except as otherwise provided in Section 5 herein, the Nonqualified Stock Option shall vest as to [                    ] of the Shares subject to the Nonqualified Stock Option as of each of the [                  ] anniversaries of the Date of Grant (each, a “Vesting Date”), provided the Participant has remained in the continuous employment of the Company through the applicable Vesting Date.  Any fractional Nonqualified Stock Options resulting from the application of the vesting schedule will be aggregated and will become exercisable on the first Vesting Date.  No exercise may occur after 4:00 p.m. (New York City time) on the Expiration Date.

3.             Exercise Procedures.

(a)           Notice of Exercise.  Subject to the limitations set forth in this Award Agreement, including, without limitation, automatic termination and forfeiture of the Nonqualified Stock Option pursuant to Section 8 of the Plan, the Participant may exercise the vested portion of the Nonqualified Stock Option, in whole or in part, in accordance with the policies and procedures that the Company may implement from time to time.  Nonqualified Stock Options are considered to be exercised in the order in which they vest.  The exercise date (the “Exercise Date”) shall be the date on which you receive a confirmation of your completed transaction.

(b)           Issuance of Shares.  After receiving a proper notice of exercise, Bunge shall cause to be issued the Shares as to which the Nonqualified Stock Option has been exercised.  The Participant will not have rights as a shareholder in the Shares subject to the Nonqualified Stock Option until the Shares are issued to the Participant following the exercise of the Nonqualified Stock Option.

(c)           Period of Exercise.  Subject to the limitations of this Award Agreement, Nonqualified Stock Options shall be exercisable until the Expiration Date:  Ten (10) years from the Date of Grant, unless earlier terminated as provided herein.  Any Nonqualified Stock Options that have not been exercised by 4:00 p.m. (New York City time) on the Expiration Date shall expire and be automatically cancelled.

(d)           Withholding Obligations.  The Company shall be entitled to require the Participant, prior to delivery of any Shares upon exercise, to remit to the Company an amount sufficient to satisfy any applicable tax withholding requirements.  The Company may, in its sole discretion, permit the Participant to satisfy any applicable taxes arising upon the exercise of the Nonqualified Stock Options by having the Company withhold Shares or by tendering Shares, in each case in an amount sufficient to satisfy any such tax obligations.  Shares withheld or tendered will be valued using the fair market value of the Shares on the date the applicable Nonqualified Stock Options are exercised, using a valuation methodology established by the Company.

4.             Payment for Shares.  In order to exercise the Nonqualified Stock Option, the Participant may tender payment in the following forms:

(a)           Cashless Exercise.  Subject to such rules and procedures as may be adopted by the Committee, and subject to applicable law, all or part of the Exercise Price and any applicable withholding taxes may be paid by the delivery (on a form prescribed by the Company) of an irrevocable direction:

(i)                                     to a securities broker to sell Shares and to deliver all or part of the sales proceeds to Bunge; or

(ii)                                  to pledge Shares to a securities broker or lender, as security for a loan, and to deliver all or part of the loan proceeds to Bunge.

(b)           Cash.  All or part of the Exercise Price may be paid in cash or cash equivalents.

(c)           Currently Owned Shares.  Subject to applicable law and in Bunge’s sole discretion, all or any part of the Exercise Price may be paid by surrendering whole Shares that are already owned by the Participant.  Such Shares shall be surrendered to Bunge in good form for transfer and shall be valued at their Fair Market Value on the date when the Nonqualified Stock Option is exercised.  The Participant shall not surrender Shares in payment of the Exercise Price if such action would cause Bunge to recognize compensation expense (or additional compensation expense) with respect to the Nonqualified Stock Option for financial reporting purposes.

(d)           Cash/Share Combination.  Subject to applicable law and in Bunge’s sole discretion, all or any part of the Exercise Price may be paid through a combination of the alternatives above.

5.             Termination of Employment.  Except as otherwise provided in this Section 5, the terms applicable in the event of the Participant’s termination of employment with the Company shall be governed by Section 8(d) of the Plan; provided, that in no event shall the Nonqualified Stock Option be exercisable after the end of the Expiration Date.  In the event of the Participant’s termination of employment due to such Participant’s early retirement prior to age 65 (i.e., the Participant’s termination of employment upon attaining at least age 55 and completing at least ten years of continuous employment with the Company), the Nonqualified Stock Option, to the extent not yet vested, shall become immediately vested and exercisable.  Thereafter, the vested portion of the Nonqualified Stock Option shall remain exercisable by the Participant until the third anniversary of the date of the Participant’s termination of employment due to early retirement.  Any portion of the Nonqualified Stock Option that is not timely exercised shall lapse and become void.

6.             General Terms.

(a)           Transferability.  The Nonqualified Stock Option is not transferable by the Participant, except by will or by the laws of descent and distribution or pursuant to a domestic relations order, if applicable.  Notwithstanding the foregoing, by delivering written notice to Bunge, in a form satisfactory to Bunge, the Participant may designate a third party who, in the event of the Participant’s death, shall thereafter be entitled to exercise the Nonqualified Stock Option.

(b)           Award Not a Service Contract.  Neither this Award Agreement nor the Nonqualified Stock Option granted hereunder is an employment or service contract, and nothing in this

Award Agreement shall be deemed to create in any way whatsoever any obligation on the part of the Participant to continue in the employ of the Company, or of the Company to continue the Participant’s employment.  In addition, nothing in this Award Agreement shall obligate the Company or the shareholders, the Board, officers or employees of Bunge or any other entity constituting the Company to continue any relationship that the Participant might have as a director, advisor, employee or consultant for the Company.

(c)           Restrictive Covenants.

(i)            Confidentiality.  The Participant acknowledges and agrees with the Company that he or she shall not at any time, except in the performance of his or her obligations to the Company or with the prior written consent of the Company, directly or indirectly, reveal to any person, entity or other organization (other than Bunge, its parent companies and subsidiaries (individually and as a group, the “Bunge Group”) or use for the Participant’s own benefit any information deemed to be confidential by any member of the Bunge Group (“Confidential Information”) relating to the assets, liabilities, employees, goodwill, business or affairs of any member of the Bunge Group, including, without limitation, any information concerning past, present or prospective customers, manufacturing processes, marketing data, financial or commercial information, business plans or other Confidential Information used by, or useful to, any member of the Bunge Group and known to the Participant by reason of his employment by, shareholdings in or other association with any member of the Bunge Group.  The Participant further agrees that he or she shall retain all copies and extracts of any written Confidential Information acquired or developed by the Participant during any such employment, shareholding or association in trust for the sole benefit of the Bunge Group and its successors and assigns.  The Participant further agrees that he or she shall not, without the prior written consent of the Company, remove or take from the Bunge Group’s premises (or, if previously removed or taken, he shall, at the Company’s request, promptly return) any written Confidential Information or any copies or extracts thereof.  Upon the request and at the expense of the Company, the Participant shall promptly make all disclosures, execute all instruments and papers and perform all acts reasonably necessary to vest and confirm in the Bunge Group, fully and completely, all rights created or contemplated by this Section 6(c)(i).  The term “Confidential Information” shall not include information that is or becomes generally available to the public other than as a result of a disclosure by, or at the direction of, the Participant.

(ii)           No Competing Employment.  The Participant agrees with the Company that, for so long as he is employed by the Bunge Group and continuing until the last day of the twelfth month following the Participant’s termination of employment for any reason (such period to be referred to as the “Restricted Period”), the Participant shall not, without the prior written consent of the Company, directly or indirectly, and whether as principal or investor or as an employee, officer, director, manager, partner, consultant, agent or otherwise, alone or in association with any other person, firm, corporation or other business organization, engage in a business competitive to that of the Bunge Group; provided, however, that nothing herein shall limit the right of the Participant to own not more than 5% of any of the debt or equity securities of any business organization that is then filing reports with the Securities and Exchange Commission pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended.  The Restricted Period shall be extended by the length of any period during which the Participant is in breach of any of the terms of this Section 6(c).

(iii)          Restrictions on Solicitation.  During the Restricted Period, the Participant agrees with the Company that he shall not in any way, directly or indirectly (except in the course of his or her employment with the Company), (A) call upon, solicit, advise or otherwise do, or attempt to do, business with any person who is, or was, during the then most recent 12-month period, a customer of any member of the Bunge Group (or any other entity that the Participant knows is a potential customer with respect to specific products of the Bunge Group and with which the Participant has had contact during the period of his or her employment with the Bunge Group), for purposes of competing with the Bunge Group, (B) take away or interfere or attempt to take away or interfere with any custom, trade or business of any member of the Bunge Group, or (C) interfere with or attempt to interfere with any person who is, or was during the then most recent 12-month period, an employee, officer, representative or agent of any member of the Bunge Group, or hire, solicit, induce or attempt to solicit or induce any of them to terminate their service with any member of the Bunge Group or violate the terms of their contracts or any employment arrangements, with any member of the Bunge Group.  The Restricted Period shall be extended by the length of any period during which the Participant is in breach of any of the terms of this Section 6(c).

(iv)          Application of Covenants.  The activities described in this Section 6(c) shall be prohibited regardless of whether undertaken by the Participant in an individual or representative capacity, and regardless of whether performed for the Participant’s own account or for the account of any other individual, partnership, firm, corporation or other business organization (other than Bunge).

(v)           Injunctive Relief.  Without limiting the remedies available to Bunge, the Participant acknowledges that a breach of any of the covenants contained in this Section 6(c) may result in irreparable injury to Bunge for which there is no adequate remedy at law, that it shall not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, Bunge shall be entitled to seek a temporary restraining order or a preliminary or permanent injunction restraining the Participant from engaging in activities prohibited by this Section 6(c)  or such other relief as may be required to specifically enforce any of the covenants in this Section 6(c).

(d)           Plan Document Controls.  In the event of any conflict between the provisions of this Award Agreement and those of the Plan, the provisions of the Plan shall control.

(e)           Applicable Law.  This Award Agreement shall be governed by and subject to the laws of the State of New York and to all applicable laws and to the approvals by any governmental or regulatory agency as may be required.

(f)            Validity.  The invalidity or unenforceability of any provision of this Award Agreement shall not affect the validity or enforceability of any other provision of this Award Agreement, which shall remain in full force and effect.  The parties intend that any offending provision shall be enforced to the fullest extent to which it is enforceable, that any unenforceable portion thereof be severed from this Award Agreement, and that this Award Agreement, as modified to sever any such unenforceable portion, shall be enforced to the fullest extent permitted by law.  In the event that all or any portion of the Nonqualified Stock Option is forfeited pursuant to the terms of the Plan or this Award Agreement, such forfeiture shall be automatic and shall not require any further action by the Participant or the Company.

(g)           Notices.  All notices and other communications provided for herein shall be in writing and shall be delivered by hand, telecopy or facsimile transmission or sent by certified or registered mail, return receipt requested, postage prepaid, addressed to the applicable party.  Notices or other communications to the Participant shall be sent to the mailing address provided by the Participant to Bunge.  Notices or other communications to Bunge shall be sent to its principal office, which is currently located at 50 Main Street, 6th Floor, White Plains, New York 10606, Attention:  Chief Personnel Officer.  All such notices shall be conclusively deemed to be received and shall be effective, (i) if delivered by hand, upon receipt, (ii) if sent by telecopy or facsimile transmission, upon confirmation of receipt by the sender of such transmission or (iii) if sent by registered or certified mail, on the fifth day after the day on which such notice is mailed.

(h)           Waiver.  The waiver by either party of compliance with any provision of this Award Agreement by the other party shall not operate or be construed as a waiver of any other provision of this Award Agreement, or of any subsequent breach of such party of a provision of this Award Agreement.

(i)            Committee Decisions Final.  Any dispute or disagreement which shall arise under, or as a result of, or pursuant to, or in connection with, the interpretation or construction of the terms of this Award Agreement or the Nonqualified Stock Option granted hereunder shall be determined by the Committee, and any such determination (including, without limitation, any determination of Fair Market Value) and any other determination by the Committee under or pursuant to this Award Agreement and any interpretation by the Committee of the terms of the Nonqualified Stock Option shall be final and binding on all persons affected thereby.

(j)            Amendments.  The Committee shall have the power to alter or amend the terms of this Award Agreement as set forth herein from time to time (including, without limitation, pursuant to Section 6(q) of this Award Agreement) in any manner consistent with the provisions of Section 14 of the Plan.  Any alteration or amendment of the terms of the Award by the Committee shall, upon adoption, become and be binding on all persons affected thereby without requirement for consent or other action with respect thereto by any such person.  Notwithstanding the foregoing, except as contemplated by Section 14 of the Plan, or by Section 6(q) hereof, no such alteration or amendment may, without the consent of the Participant, adversely affect the rights of the Participant under this Award.  The Committee or its designee shall give notice to the Participant of any such alteration or amendment as promptly as practicable after the adoption thereof.  Notwithstanding any provision herein to the contrary, the Board shall have broad authority to amend this Award to take into account changes in applicable tax laws, securities laws, accounting rules and other applicable state and Federal laws.

(k)           Entire Agreement; Headings.  This Award Agreement and the other related documents expressly referred to herein set forth the entire agreement and understanding between the parties hereto.  The headings of sections and subsections herein are included solely for convenience of reference and shall not affect the meaning of any of the provisions of this Award Agreement.

(l)            Market Standoff Agreement.  The Participant, if requested by Bunge and an underwriter of Common Stock (or other securities) of Bunge, agrees not to sell or otherwise transfer or dispose of any Common Stock (or other securities) of Bunge held by the Participant during the period requested by the underwriter managing any public offering of Common Stock (or other securities) of Bunge following the effective date of a registration statement of Bunge filed under the U.S. Securities Act of 1933, as amended, provided that all similarly situated officers and directors of Bunge are required to enter into similar agreements.  Such agreement shall be in writing in a form satisfactory to Bunge and such underwriter.  Bunge may impose stop-transfer instructions with respect to the shares (or other securities) subject to the foregoing restriction until the end of such period.

(m)          Share Ownership Guidelines.  The Participant, if subject to Bunge’s share ownership guidelines, agrees to comply with the conditions and restrictions imposed by such guidelines with respect to any Shares obtained in connection with the exercise of any Nonqualified Stock Option.

(n)           Securities Laws Compliance.  No Shares shall be issued or transferred under this Award Agreement unless the Committee determines that such issue or transfer is in compliance with all applicable U.S. federal, state and/or foreign securities laws and regulations, including without limitation, Bermuda laws and regulations.

(o)           Recoupment of Awards.  The Participant, if subject to Bunge’s Executive Compensation Recoupment Policy, as amended from time to time, agrees that the Award granted under this Award Agreement is subject to the terms and conditions of such Executive Compensation Recoupment Policy.

(p)           Consent to Electronic Delivery.  In lieu of receiving documents in paper format, the Participant hereby agrees, to the fullest extent permitted by law, to accept electronic delivery of any documents that Bunge may be required to deliver (including, but not limited to, prospectuses, prospectus supplements, grant or award notifications and agreements, account statements, annual and quarterly reports, and all other forms or communications) in connection with the Award and any other  prior or future award or program made or offered by Bunge.  Electronic delivery of a document to the Participant may be via the internet at https://www.benefitaccess.com or by reference to a location on a Company intranet site to which you have access.

(q)           Compliance with Section 409A.  Notwithstanding any contrary provision in this Award Agreement or the Plan, if any provision of this Award Agreement or the Plan contravenes any regulations or guidance promulgated under Section 409A or could cause the Nonqualified Stock Option to be subject to additional taxes, interest and/or penalties under Section 409A, such provision of this Award Agreement or the Plan may be modified by the Committee without notice and consent of any person in any manner the Committee deems reasonable or necessary.  In making such modifications the Committee shall attempt, but shall not be obligated, to maintain, to the maximum extent practicable, the original intent of the applicable provision without contravening the provisions of Section 409A.  Moreover, any discretionary authority that the Committee may have pursuant to the Plan shall not be applicable to an Award that is subject to Section 409A to the extent such discretionary authority would contravene Section 409A.

BUNGE LIMITED

By:
Name:
Title: